Exhibit 5.1

December 18, 2018

OptimizeRx Corporation

400 Water Street, Suite 200

Rochester, MI 48307

Re: OptimizeRx Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

You have requested our opinion, as counsel to OptimizeRx Corporation, a Nevada corporation (the “Company”), with respect to certain matters in connection with the offering of up to 2,103,702 shares (the “Selling Stockholder Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be sold by WPP Luxembourg Gamma Three S.à r.l., the selling stockholder, and 315,555 shares of the Company’s Common Stock (the “Option Shares” and together with the Selling Stockholder Shares, the “Shares”) that may be sold pursuant to the exercise of an option granted to the Underwriters to purchase additional shares, pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-228357) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and declared effective by the Commission on December 11, 2018, the related prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement, dated December 17, 2018, and filed with the Commission pursuant to Rule 424(b) (5) of the Rules and Regulations of the Act (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.” The Shares are to be sold as described in the Registration Statement and the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters.

Our opinion herein is expressed solely with respect to the corporate law of the State of Nevada. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq.

CONSENT

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any responsibility to advise you of any changes in the facts stated or assumed herein or any changes in applicable law.

Very truly yours,

/s/ Scott Doney
Scott Doney, Esq.